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EXHIBIT 23



Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation of our report dated March 15, 2002, and to all references to our firm included in this Form 10-K into the Company's previously filed Registration Statements on Form S-8 (File Nos. 333-85426, 333-57492 and 333-20363).


/s/ Arthur Andersen LLP



Baltimore, Maryland,
April 25, 2002